                                                                     EXHIBIT 12

      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                       For the years ended February 28,
                                                                                     except for 1996 which is February 29
                                                      Nine months ended      -----------------------------------------------------
                                                      November 30, 1999         1999           1998          1997          1996
                                                     --------------------    ----------     ----------    ----------    ----------
EARNINGS
Income before income taxes, minority interests
      and extraordinary charge                        $           (33,889)   $  (42,612)    $   (9,452)   $    1,076    $   32,122
Less:  Income from equity investments                              (1,847)       (6,863)        (2,698)       (4,909)       (2,647)
Distributions from equity investments                                  -         12,440          4,691         5,701         1,332
Fixed charges                                                     20,838         26,584         21,346        17,992        17,853
Less:  Capitalized Interest                                            -           (516)        (1,089)         (860)            -
                                                     ====================    ==========     ==========    ==========    ==========
      Earnings                                        $           (14,898)   $  (10,967)    $   12,798    $   19,000    $   48,660
                                                     ====================    ==========     ==========    ==========    ==========

FIXED CHARGES
Interest expense                                                $ 20,141     $   23,204     $   17,510    $   14,881    $   15,973
Capitalized interest                                                   -            516          1,089           860             -
Interest portion of rental expense *                                 697          2,864          2,747         2,251         1,880
                                                     ====================    ==========     ==========    ==========    ==========
      Fixed charges                                   $            20,838    $   26,584     $   21,346    $   17,992    $   17,853
                                                     ====================    ==========     ==========    ==========    ==========
                                                     ====================    ==========     ==========    ==========    ==========

                                                     ====================    ==========     ==========    ==========    ==========
                                                     ====================    ==========     ==========    ==========    ==========
RATIO OF EARNINGS TO FIXED CHARGES                                   --- x         --- x          --- x         1.06 x        2.73 x
                                                     ====================    ==========     ==========    ==========    ==========


(1) For the year ended February 28, 1998, earnings are inadequate to cover fixed charges by approximately $8.5 million.
(2) For the year ended February 28, 1999, earnings are inadequate to cover fixed charges by approximately $37.6 million.
(3) For the nine months ended November 30, 1999, earnings are inadequate to cover fixed charges by approximately $35.7 million.